Therapeutic Solutions International Licenses Dexosome Clinical Stage Cancer Immunotherapy Product from Gustave Roussy European Cancer Centre

FDA Cleared Immuno-Oncology Technology to Resume Clinical Development for Solid Tumor Patients

OCEANSIDE, CA--(Marketwired – January 25, 2016) - Therapeutic Solutions International, Inc., (PINK:TSOI) announced today the signing of an exclusive intellectual property license agreement with Gustave Roussy Transfert of Villejuif, France for an issued U.S. patent covering the clinically tested “Dexosome” cancer immunotherapy product.

Dexosomes are exosome nanoparticles generated by dendritic cells, which have previously been used by investigators at Anosys, Inc., in collaboration with researchers at Duke University for treatment of cancer patients as part of an FDA-cleared Phase I clinical trial1. The licensed patent was invented by internationally-renowned immunologists Sebastian Amigorena, Doctor at the Curie Institute and Laurence Zitvogel, Professor at Gustave Roussy.  While the patent was issued when licensed to Anoysis, subsequent to merger between Anosys, Inc. and Epimmune, the patent was reverted to Gustave Roussy Transfert. The patent covers means of generating therapeutically-effective dexosomes, which can act as a platform for loading any tumor antigen desired.

“We are extremely fortunate to obtain this license, of a technology in which clinical safety and proof-of-concept already exists” said Timothy Dixon, President and CEO of TSOI.  “In the area of drug development, much of the risk is taking the technology from the lab to the patient.  We are fortunate that the current technology has already been utilized in patients under FDA jurisdiction, and has demonstrated safety with signs of efficacy.”

The in-licensing of the current patent augments previously filed patent applications by TSOI, including one filed in November 2015, covering uses of exosomes to stimulate both innate and adaptive arms of the immune response2.  The Company plans to leverage the experience of its newest Board Member, Dr. Thomas Ichim, to lead the Dexosome program back into clinical trials.  Dr. Ichim has previously patented the manipulation of exosomes in the area of cancer therapy for alleviation of immune suppression3, as well as being published in the peer-reviewed literature in this area4 5.

“Given that we are now living in the Golden Era of cancer immunotherapy, I am fortunate to be able to contribute my experiences in obtaining rapid clinical development of biologics, so that we may begin providing options to cancer patients, who previously had none,” said Thomas Ichim, Ph.D.

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1 http://www.ncbi.nlm.nih.gov/pmc/articles/PMC551593/

2 http://www.therapeuticsolutionsint.com/index.php/2015-04-19-16-05-26/228-therapeutic-solutions-international-files-patent-on-anticancer-nanotechnology-based-immunotherapy

3 http://www.google.com/patents/US8288172

4 Ichim et al. Exosomes as a tumor immune escape mechanism: possible therapeutic implications. J Transl Med. 2008 Jul 22;6:37. http://www.ncbi.nlm.nih.gov/pmc/articles/PMC2504474/

5 Abusamra et al. Tumor exosomes expressing Fas ligand mediate CD8+ T-cell apoptosis. Blood Cells Mol Dis. 2005 Sep-Oct;35(2):169-73. http://www.ncbi.nlm.nih.gov/pubmed/16081306

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

About Therapeutic Solutions International, Inc.

The Company's corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

These Supplement products have not been evaluated by the United States Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any diseases.

About Gustave Roussy

Gustave Roussy is the premier European Cancer Centre. It is a centre for patient care, research and teaching, and patients with all types of cancer can be treated there. The Institute has expertise in the management of rare cancers and complex tumors. It treats all cancers at every stage of life. It offers its patients individualized care combining innovation and a humane approach. The treatment is important but so is quality of life, physical, psychological and social.

Gustave Roussy is a hospital for specialist referral of complex cases and rare tumors. It can bring to bear skills in medical oncology, chemotherapy, radiotherapy, surgery, interventional radiology and reconstructive surgery.

Because of its commitment to teaching, Gustave Roussy remains in touch with and even anticipates advances in the discipline and so can predict the development of new specialties.  Visit https://www.gustaveroussy.fr/en for more information.